Exhibit 99.1

For Immediate Release

Omagine LLC Shareholders are Registered

NEW YORK, September 13, 2011 – Omagine, Inc. (OTCBB: OMAG) today announced that, as required by the laws of the Sultanate of Oman, all the shareholders of its sixty percent (60%) owned Omagine LLC subsidiary have now been officially registered with Oman’s Ministry of Commerce & Industry.

“We are pleased that the legal shareholder registration process required by the Government of Oman is now completed”, said the Company’s president, Frank J. Drohan.

“The Ministry of Commerce registration was a necessary condition precedent to the Government and Omagine LLC signing the Development Agreement” he continued, “and although our previous mid-September estimate for that signing will probably be delayed by several weeks, we see no impediment now to the DA being signed in a timely fashion. We look forward to beginning the development of the Omagine Project.”

Omagine LLC was formed in the Sultanate of Oman by the Company to develop, own and operate the Omagine Project which is estimated to cost approximately $2.5 billion to develop and construct.

Minority ownership positions in Omagine LLC were recently sold to 3 new shareholder investors for approximately $70 million U.S. dollars. The new shareholder investors are: (i) the Office of Royal Court Affairs, (ii) Consolidated Contracting Company S.A. and (iii) Consolidated Contractors Co. Oman LLC.

Omagine LLC is owned as follows:

Omagine, Inc.	60%
Office of Royal Court Affairs	25%
Consolidated Contracting Company S.A.	10%
Consolidated Contractors Co. Oman LLC	5%

About the Omagine Project.

The Omagine Project is planned to be developed by Omagine LLC on approximately 245 acres of beachfront land facing the Gulf of Oman just west of Oman’s capital city of Muscat. Nearby to Muscat International Airport, the Omagine Project will integrate cultural, educational, entertainment and residential components into a sustainable environment. Omagine will include tourism, retail and commercial venues as well as restaurants, hotels and entertainment elements and approximately two thousand residences.

About the Office of Royal Court Affairs.

The Office of Royal Court Affairs is an Omani organization representing the personal interests of His Majesty; Sultan Qaboos bin Said, the Sultan of Oman.

About Consolidated Contractors.

Consolidated Contractors Group S.A.L. (Holding Company), (“CCG”) is a Lebanese multi-national company headquartered in Athens, Greece. In 2010 CCG had five and one-half (5.5) billion dollars in annual revenue, one hundred twenty thousand (120,000) employees worldwide, and operating subsidiaries in, among other places, every country in the Middle East.

Consolidated Contracting Company S.A. is a wholly owned subsidiary of CCG and is its investment arm.

Consolidated Contractors Co. Oman LLC, is an Omani limited liability construction company and is CCG’s operating subsidiary in Oman.

About Omagine, Inc.

Omagine, Inc. (the “Company”) is a holding company which conducts all its real-estate development, tourism and entertainment business activities through its 60% owned subsidiary Omagine LLC and its 100% owned subsidiary Journey of Light, Inc. The Company is focused on real-estate, entertainment and hospitality development opportunities in the Middle East and North Africa (“MENA”) region. Governments in the MENA Region are seeking to diversify their economies through projects that create employment and tourist destinations. It is the Company’s opinion that this strategic vision combined with the enormous financial resources in the MENA region will continue to present superb development opportunities.

For all the Company’s investor relations needs, investors are asked to visit Omagine’s IR Hub at http://agoracom.com/ir/omagine which provides an open discussion platform for investors and other participants. Investors may e-mail correspondence to OMAG@agoracom.com where they can also request to be added to the investor e-mail list in order to receive all future press releases and updates in real time. Investors or interested parties may also visit Omagine’s website at www.omagine.com.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The risks and uncertainties that may affect the operations, performance development and results of Omagine, Inc.’s business are detailed in the Company's SEC reports. The Company urges investors to read the SEC Reports and cautions that future events rarely develop exactly as forecast, and the best estimates routinely require adjustment.

Contact:

Omagine, Inc.
Corporate Inquiries
Charles P. Kuczynski, Vice-President
(212) 563-4141
ckuczynski@omagine.com

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